Exhibit 5.1

November 5, 2014

RealNetworks, Inc.
1501 First Avenue South, Suite 600
Seattle, Washington 98134

RE:    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by RealNetworks, Inc., a Washington corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of your Common Stock, $0.001 par value (the “Shares”), reserved for issuance under the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.
On the basis of the foregoing and in reliance thereon, it is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
                            /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

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